Exhibit 99.1

October 8, 2021

Jefferies Financial Group Inc. Announcing Tender Offer For Any And All Of Its $750 Million Outstanding 5.5% Senior Notes Due 2023

Jefferies Financial Group Inc. (NYSE: JEF) ("JFG") today announced that it has commenced a cash tender offer for any and all $750 million outstanding aggregate principal amount of its 5.5% Senior Notes due 2023 (the "Notes"), on the terms and subject to the conditions set forth in the Offer to Purchase dated the date hereof (as it may be amended or supplemented from time to time, the "Offer to Purchase").The tender offer is referred to as the "Tender Offer."

Title of Security(1)	Principal Amount Outstanding	CUSIP Number	Early Tender Premium(2)	Reference U.S. Treasury Security	Bloomberg Reference Page/Screen	Fixed Spread (basis points)
5.5% Senior Notes due 2023	$750,000,000	527288BE3	$2.00	0.125% UST due July 31, 2023	FIT	45

(1)	The Total Cash Payment will be determined taking into account July 18, 2023.

(2)	The Total Cash Payment payable for each $1,000 principal amount of the Notes validly tendered at or prior to the Early Tender Date and accepted for purchase includes the Early Tender Premium.

The consideration paid in the Tender Offer for Notes that are validly tendered and accepted for purchase will be determined in the manner described in the Offer to Purchase by reference to the fixed spread over the yield to maturity of the U.S. Treasury Security specified in the table above and in the Offer to Purchase (the “Total Cash Payment”). Holders of Notes that are validly tendered and not withdrawn at or prior to 5:00 p.m., New York City time, on October 22, 2021 (the “Early Tender Date”) and accepted for purchase will receive the Total Cash Payment, which includes the early tender premium as set forth in the table above and in the Offer to Purchase (the “Early Tender Premium”). Holders of Notes who validly tender their Notes following the Early Tender Date and on or prior to the Expiration Date will only receive the “Tender Offer Cash Payment,” which is an amount equal to the Total Cash Payment minus the Early Tender Premium. The Total Cash Payment will be determined at 3:00 p.m., New York City time, on October 25, 2021 (the “Price Determination Date”), unless extended.

Tendered Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on October 22, 2021 (the “Withdrawal Deadline”) and may not be validly withdrawn thereafter except as provided in the Offer to Purchase or applicable law.

The Tender Offer will expire at 11:59 p.m., New York City time, on November 5, 2021, unless extended by JFG in its sole discretion (the “Expiration Date”).

Payment for Notes purchased will include accrued and unpaid interest from and including the last interest payment date of the Notes up to, but not including, the applicable Payment Date (as defined below) for such Notes accepted for purchase.  Provided that the conditions to the Tender Offer have been satisfied or waived, and assuming acceptance for purchase by JFG of the Notes validly tendered pursuant to the Tender Offer, (i) payment for Notes validly tendered at or prior to the Early Tender Date and accepted for purchase in the Tender Offers will be made on the settlement date that is expected to be October 26, 2021, one business day following the Price Determination Date, or as promptly as practicable thereafter (the “Early Payment Date”) and (ii) payment for any Notes validly tendered after the Early Tender Date, but at or prior to the Expiration Date, and accepted for purchase in the Tender Offer will be made on the settlement date that is expected to be November 9, 2021, the second business day following the Expiration Date (the “Final Payment Date” and, each of the Early Payment Date and the Final Payment Date, a “Payment Date”).

JFG’s obligation to accept for purchase and to pay for the Notes validly tendered in the Tender Offer is subject to and conditioned on the satisfaction or waiver of the conditions described in the Offer to Purchase.  JFG reserves the right, subject to applicable law, to (i) waive any and all conditions to the Tender Offer, (ii) to extend or to terminate the Tender Offer or (iii) otherwise amend the Tender Offer in any respect.

JFG has retained D.F. King & Co., Inc. ("D.F. King") as the tender agent and information agent for the Tender Offer. JFG has retained Jefferies LLC as the dealer manager (the "Dealer Manager") for the Tender Offer.

Holders who would like additional copies of the Offer to Purchase may call or email D.F. King at (800) 290-6426 or jefferies@dfking.com.

Questions regarding the terms of the Offer should be directed to D.F. King at 48 Wall Street, New York, NY 10005, telephone (800) 290-6426 (collect), Attention: Michael Horthman.

This press release does not constitute an offer to buy or a solicitation of an offer to sell any Notes. The Tender Offer is being made solely pursuant to the Offer to Purchase. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with applicable securities or blue sky laws.

About Jefferies
Jefferies Financial Group Inc. is a diversified financial services company engaged in investment banking and capital markets, asset management and direct investing. Jefferies Group LLC, our wholly owned subsidiary, is the largest independent, global, full-service investment banking firm headquartered in the U.S. Focused on serving clients for nearly 60 years, Jefferies is a leader in providing insight, expertise and execution to investors, companies, and governments. Our firm provides a full range of investment banking, advisory, sales and trading, research, and wealth management services across all products in the Americas, Europe, and Asia. Jefferies’ Leucadia Asset Management division is a growing alternative asset management platform.

Cautionary Note on Forward-Looking Statements about JFG

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements about our future and statements that are not historical facts. These forward-looking statements are usually preceded by the words "should," "expect," "intend," "may," "will," or similar expressions. Forward-looking statements may contain expectations regarding revenues, earnings, operations, and other results, and may include statements of future performance, plans, and objectives. Forward-looking statements also include statements pertaining to our strategies for future development of our businesses and products. Forward-looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. Information regarding important factors, including Risk Factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained in reports we file with the SEC. You should read and interpret any forward-looking statement together with reports we file with the SEC.

Contact:
Ryan Coughlin
Jefferies LLC
(212) 284-2368